NEWS RELEASE

36 Page Report Summarizes Certain
Information Gathered to Date on Silverado's
Nolan Gold and Antimony Mine

Vancouver, BC, January 11, 2011 -- Silverado Gold Mines Ltd (OTCBB: SLGLF) (Frankfurt: SLGL) (the "Company" or "Silverado") announced today the release of a 36 page report on the Company's 100% owned and operated Nolan Creek gold and antimony mine. To view the report, go to http://www.silverado.com/d/nolan-mine-report-jan-2011.pdf.

"The report summarizes certain information gathered to date on the Nolan project," stated Garry Anselmo, President and CEO of Silverado. "The key to understanding the report is to review the cross references when you come to them. This will have the effect of walking the reader through the property."

The Nolan Creek gold and antimony mine is located in Arctic Alaska, approximately 280 miles north of Fairbanks in the historic Koyukuk Mining District.

About the Company

Silverado Gold Mines Ltd, a publicly traded company, is an exploration-stage enterprise focused on the exploration of gold properties with some past production. The Company has gold properties located throughout Alaska, which include a 100% interest in numerous mining claims located on the Nolan Creek property.

For further information, please contact Investor Relations at:

Silverado Gold Mines Ltd	Local: (604) 689-1535	Trading Symbols
1820-1111 West Georgia Street	Toll Free: (800) 665-4646	OTC BB: SLGLF
Vancouver, BC V6E 4M3	Email: ir@silverado.com	FRANKFURT: SLGL

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SILVERADO GOLD MINES LTD 1820-1111 W. Georgia St., Vancouver, BC V6E 4M3 • 604.689.1535 • 800.665.4646 • ir@silverado.com • www.silverado.com